Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of American Battery Technology Company on Form S-3 (File Nos. 333-276329, 333-274524, and 333-271954) and Form S-8 (File No. 333-264431 and 333-257800) of our report dated September 27, 2023, with respect to our audits of the consolidated financial statements of American Battery Technology Company as of June 30, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K of American Battery Technology Company for the year ended June 30, 2024.

We were dismissed as Company’s auditors on January 4, 2024.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

September 23, 2024